                                                                    EXHIBIT 12.1

                       STATEMENT RE COMPUTATION OF RATIOS


NORTHERN BORDER PARTNERS, L.P.
RATIO OF EARNINGS TO FIXED CHARGES       Three months ended
(in thousands)                                March 31,                               Year ended December 31,
                                        --------------------       ---------------------------------------------------------------
                                         2001         2000          2000          1999          1998          1997          1996
FIXED CHARGES:

Interest expensed and
  capitalized                           $21,949      $18,740      $ 81,881      $ 67,807      $ 49,923      $ 34,520      $ 33,117
Estimate of interest within rental
  expense                                   245          100           864           402           397           393           404
                                        -------      -------      --------      --------      --------      --------      --------
Total fixed charges                      22,194       18,840        82,745        68,209        50,320        34,913        33,521

EARNINGS:

Pretax income from continuing
  operations                             17,973       17,966        76,720        81,003        68,020        53,024        50,285
Minority interest in net income          10,767        8,623        38,119        35,568        30,069        22,253        22,153
Fixed charges, net of capitalized
  interest                               22,194       18,840        82,745        68,209        50,320        34,913        33,521
                                        -------      -------      --------      --------      --------      --------      --------
Total earnings                           50,934       45,429       197,584       184,780       148,409       110,190       105,959

RATIO OF EARNINGS TO FIXED CHARGES         2.29         2.41          2.39          2.71          2.95          3.16          3.16
                                        =======      =======      ========      ========      ========      ========      ========